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Exhibit 21.1

CUBIST PHARMACEUTICALS, INC.

        The following is a list of subsidiaries of the Company as of December 31, 2011:

Subsidiary	Jurisdiction of Incorporation	Name Under Which Does Business (if Different)
Cubist Pharmaceuticals Holdings, Inc.	Delaware
Cubist Pharmaceuticals U.S.	Massachusetts
Cubist Pharmaceuticals (UK) Ltd.	England and Wales
Cubist Pharmaceuticals GmbH	Switzerland
Calixa Therapeutics Inc.	Delaware
Adolor Corporation	Delaware

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  Exhibit 21.1